Exhibit 99.1

CRISPR Therapeutics Appoints Dr. Tony W. Ho to Head Research & Development

ZUG, Switzerland and CAMBRIDGE, Mass., – Aug 1, 2017 – CRISPR Therapeutics (NASDAQ:CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, announces the appointment of Tony W. Ho, M.D. as Executive Vice President and Head of Research & Development. Dr. Ho is a highly accomplished R&D leader with experience across all phases of R&D, including discovery, early and late stage clinical development, and regulatory throughout his nearly 20 year career. He joins CRISPR Therapeutics to oversee the company’s global research and development efforts across all therapeutic areas.

Prior to joining CRISPR Therapeutics, Tony held a number of roles at AstraZeneca where he most recently was Senior Vice President and Head of Oncology Integration and Innovation. Before that, he was Vice President and Global Medicine Leader, where he led the development and commercialization of two key drugs for AstraZeneca – Lynparza, a first-in-class PARP inhibitor for ovarian cancer and Imfinizi (anti-PD-L1), AstraZeneca’s first immuno-oncology drug for bladder cancer. For both of these drugs, he led the programs through filing, regulatory defense, payer access, and commercial launch and initiated Phase III development across many tumor types including lung, head and neck, bladder, ovarian, breast, pancreas, gastric, and prostate cancers. Prior to joining AstraZeneca, Tony was the Neurology and Ophthalmology Clinical Section Head at Merck Research Laboratories, Merck & Co., Inc. and led multiple development programs including the approval of Maxalt for pediatric migraine and Zioptan for glaucoma. Earlier in his career, Tony was the Co-Founder and Chief Scientific Officer of Neuronyx, Inc., a regenerative medicine company.

“I am excited to welcome Tony, who brings a wealth of experience and expertise to CRISPR Therapeutics,” said Rodger Novak, CEO of CRISPR Therapeutics. “His leadership and proven track record of successfully shepherding therapeutics through development and approval will be instrumental as we continue to grow and advance our pipeline.”

Tony completed his B.S. in Electrical Engineering at the University of California, Los Angeles, and received his M.D. from the Johns Hopkins University School of Medicine. After an internship in Internal Medicine at the Massachusetts General Hospital, Tony completed his residency and neurophysiology fellowship in the Department of Neurology at the Johns Hopkins Hospital. He was Assistant Professor at Johns Hopkins Hospital in the areas of neuropathy and neuromuscular diseases. Tonyhas published widely in several fields with over 70 papers. He is currently adjunct Associate Professor of Neurology at University of Pennsylvania and Assistant Professor of Neurology at Johns Hopkins University.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene-editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR / Cas9 gene-editing platform. CRISPR / Cas9 is a revolutionary technology that allows for precise, directed changes to genomic DNA. The company’s multi-disciplinary team of world-class researchers and drug developers is working to translate this technology into breakthrough human therapeutics in a number of serious diseases. Additionally, CRISPR Therapeutics has established strategic collaborations with Bayer AG and Vertex Pharmaceuticals to develop CRISPR-based therapeutics in diseases with high unmet need. The foundational CRISPR / Cas9 patent estate for human therapeutic use was licensed from the company’s scientific founder Emmanuelle Charpentier, Ph.D. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts. For more information, please visit http://www.crisprtx.com. All trade names, trademarks and service marks of other companies appearing in this press release are the property of their respective owners. Solely for convenience, the trademarks and trade names in this press release may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. The company does not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of the company by, any other companies.

CRISPR Forward-Looking Statement

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the therapeutic value, development and the commercial potential of CRISPR/Cas-9 gene editing technologies. You are cautioned that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: uncertainties inherent in the initiation and conduct of preclinical and clinical studies for the company’s product candidates; availability and timing of results from preclinical and clinical studies; whether results from a preclinical study or clinical trial will be predictive of future results in connection with future trials or use; expectations for regulatory approvals to conduct trials or to market products; and those risks and uncertainties described in Item 1A under the heading “Risk Factors” in the company’s annual report on Form 10-K, and in any other subsequent filings made by the company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at https://www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof, and, except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking information contained in this press release.

MEDIA CONTACT:

Jennifer Paganelli

WCG for CRISPR

347-658-8290

jpaganelli@wcgworld.com

INVESTOR CONTACT:

Chris Brinzey

Westwicke Partners for CRISPR

339-970-2843

chris.brinzey@westwicke.com

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